    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997
                                                  REGISTRATION NO. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                         BOLDER TECHNOLOGIES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                   84-1166231
  (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                          4403 TABLE MOUNTAIN PARKWAY
                             GOLDEN, COLORADO 80403
                                 (303) 215-7200
     (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                               DANIEL S. LANKFORD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         BOLDER TECHNOLOGIES CORPORATION
                           4403 TABLE MOUNTAIN PARKWAY
                             GOLDEN, COLORADO 80403
                                 (303) 215-7200
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                             JAMES H. CARROLL, ESQ.
                               COOLEY GODWARD LLP
                        2595 CANYON BOULEVARD, SUITE 250
                          BOULDER, COLORADO 80302-6737
                                 (303) 546-4000
                                 ---------------

    APPROXImATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                    PROPOSED MAXIMUM         PROPOSED
TITLE OF EACH CLASS OF                                SHARES TO BE       OFFERING PRICE     MAXIMUM AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED                            REGISTERED          PER SHARE         OFFERING PRICE        REGISTRATION FEE
===================================================================================================================================
Series A Convertible Preferred Stock, $.001 par
  value                                               336,200 (1)            $50.00            $16,810,000         $4,959
Common Stock, $.001 par value                         453,870 (2)            $11.25(3)         $ 5,106,038(3)      $1,506
                                                                                                                   ------
                                                                                                                   $6,465
                                                                                                                   ======
===================================================================================================================================

(1) Includes such currently indeterminate number of shares of Common Stock as shall be issued from time to time upon conversion of the Series A Preferred Stock being registered hereby, for which no additional consideration will be received and therefore no registration fee is required pursuant to Rule 457(i).
(2) Reflects up to 453,870 shares of Common Stock which may be issued from time to time in the event that the issuer elects to pay dividends on the Series A Convertible Preferred Stock in the form of Common Stock rather than cash.
(3) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq National Market on December 4, 1997, the date prior to the date this Registration Statement was originally filed.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

PROSPECTUS



                         BOLDER TECHNOLOGIES CORPORATION


             336,200 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK,

         AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON
                               CONVERSION THEREOF

                                       AND

           UP TO 453,870 SHARES OF COMMON STOCK ISSUABLE AS DIVIDENDS

                   ON THE SERIES A CONVERTIBLE PREFERRED STOCK


         This Prospectus relates to the offering of 336,200 Shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"), as well as the offering of shares of the Common Stock, par value $.001 per share ("Common Stock") (the Series A Preferred Stock and the Common Stock are referred to collectively as the "Shares"), of BOLDER Technologies Corporation ("Bolder" or the "Company"), issuable upon conversion of the Company's Series A Preferred Stock and up to 453,870 shares of Common Stock issuable as stock dividends on the Series A Preferred Stock.

         An aggregate of 336,200 shares of Series A Preferred Stock were issued upon the closing of a private placement on October 8, 1997 (the "Closing Date"). Dividends on the Series A Preferred Stock are cumulative from October 8, 1997 and are payable semi-annually commencing December 31, 1997, at an annual rate equal to (i) $4.00 per share of Series A Preferred Stock to the extent the dividend is paid in cash, and (ii) $4.50 per share of Series A Preferred Stock to the extent the dividend is paid in shares of Common Stock. Dividends are payable in cash or Common Stock or a combination thereof, at the Company's option.

         Each share of Series A Preferred Stock is convertible at the option of the holder at any time after December 8, 1997, unless previously redeemed, into Common Stock at a conversion price of $15.00 per share, subject to adjustment under certain circumstances. The Series A Preferred Stock may be redeemed by the Company under certain circumstances during the period beginning on October 8, 1999 and will be redeemed by the Company, subject to certain limitations, on October 8, 2002 in each case at a redemption price of $50.00 per share, plus accrued and unpaid dividends (the "Redemption Price"). In the event of certain fundamental changes relating to the Company, the Series A Preferred Stock will be repurchased at the option of the holders at the Redemption Price. Under either circumstance, the Redemption Price may be paid in cash or Common Stock or a combination thereof, at the Company's option.

         All or part of the Shares may be offered by the selling stockholders named herein (the "Selling Stockholders") from time to time for their own account in transactions on The Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Stockholders or the purchaser of the Securities for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares by the Selling Stockholders and any commissions received by any such broker-dealer may be deemed to be underwriting commissions under the Securities Act.

         The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any State as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

         The Company's Common Stock is traded on The Nasdaq National Market under the symbol "BOLD". On December 4, 1997, the last reported sale price of the Common Stock on The Nasdaq National Market was $11.22 per share. Prior to this offering, there has been no trading market for the Series A Preferred Stock. The Series A Preferred Stock is not listed on any securities exchange or quoted in any over-the-counter market. The Series A Preferred Stock is eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Company cannot provide any assurance that a secondary market for the shares of Series A Preferred Stock registered hereby will develop.

                                 ---------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                           SEE "RISK FACTORS," PAGE 6.

                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 5, 1997.


                                       2.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of the Company being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus, except as superseded or modified herein:

         (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

         (2) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

         (3) the Company's Current Report on Form 8-K, dated December 19, 1996;

         (4) the Company's Current Report on Form 8-K, dated February 5, 1997;

         (5) the Company's Current Report on Form 8-K, dated March 16, 1997;


                                       3.

         (6) the Company's Current Report on Form 8-K, dated May 8, 1997;

         (7) the Company's Current Report on Form 8-K, dated October 9, 1997;
and

         (8) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A declared effective by the Commission on April 29, 1996.

         All reports and documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Company at its principal executive offices:
Bolder Technologies Corporation, 4403 Table Mountain Drive, Golden, Colorado 80403, telephone: (303) 215-7200, Attention: Joseph F. Fojtasek.

                            -------------------------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                       4.

         The following information is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus and in the documents incorporated by reference herein. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors."

                                   THE COMPANY

         BOLDER Technologies Corporation ("Bolder" or the "Company") is an energy technology company that is developing and commercializing advanced, high power, rechargeable battery systems based on its patented thin metal film ("TMF(TM)") technology. The Company's TMF battery uses proven lead acid electrochemistry in a proprietary configuration that has higher power density than any other commercially available battery system. The Company believes that the high power and other performance characteristics of TMF batteries offer a number of advantages over commercially available batteries in a broad range of current and future applications.

         The world market for rechargeable batteries was estimated to be between $14 and $16 billion in 1995. Demand for rechargeable batteries is being driven by the growing use of existing applications such as portable tools and appliances, standby power systems, automotive and small engine starting, electronics, and military and aerospace, as well as the development of new and emerging applications such as hybrid electric vehicles and very small batteries for engine starting. Past advances in battery technology have enabled new applications, and the Company believes that its breakthrough TMF technology will create opportunities for new battery powered products.

         The Company believes that the combination of the following characteristics of its prototype TMF battery systems offers advantages over commercially available rechargeable batteries:

         High Power. TMF batteries deliver higher sustained power than any other commercially available battery technology.

         Cost Effective. TMF batteries use inexpensive raw materials and a straightforward manufacturing process.

         No Memory Effect. TMF batteries have no memory effect, a negative characteristic of nickel cadmium ("NiCd") batteries.

         Small Size. High power density allows smaller TMF batteries to do the same amount of work as larger conventional batteries in high rate applications.

         More Useful Work. TMF batteries can do more useful work between recharges in high rate applications than a conventional battery of similar size.


                                       5.

         Faster Recharge. TMF batteries can be recharged in less than five minutes with an appropriate charger.

         Stable Discharge Voltage. TMF batteries provide consistent voltage throughout their discharge cycle.

         Cool Operation. TMF batteries have low impedance and, therefore, generate little heat, even in high rate applications.

         Multiple Form Factors. TMF batteries may be manufactured in a number of form factors for a wide variety of applications.

         Easy to Recycle. TMF batteries can be recycled using the existing recycling process for lead acid batteries.

         Bolder's objective is to become a major supplier of innovative rechargeable batteries. To date, 84 companies have tested the Company's prototype TMF batteries and over 2,000 companies have inquired about the Company's battery products. Currently, many high power applications are served by NiCd and traditional lead acid batteries. The Company believes that its TMF batteries, when manufactured in commercial quantities, can substantially replace NiCd batteries in many of these high power applications and that its TMF batteries will become the battery of choice for certain applications currently powered by traditional lead acid batteries, particularly applications which require high power in a small package.

         An integral part of the Company's strategy is to work with original equipment manufacturer ("OEM") customers and strategic partners to develop market opportunities and leverage its resources. The Company has agreements with value added partners ("VAPs") for marketing and distribution of the Company's products throughout North America and Europe and has a strategic relationship with Johnson Controls, Inc. ("Johnson Controls"), one of the world's leading suppliers of automotive batteries.

         The Company has focused its initial product development efforts on its sub-C cell, which is competitive with a widely used NiCd form factor, and is currently engaged in product development efforts for new form factors such as a 1/16 inch thick prismatic, or flat, cell suitable for consumer electronics, and the 5 Ah spiral wound cell suitable for very high power applications such as professional power tools and hybrid electric vehicles. The Company has produced over 61,000 prototype TMF batteries with its semi-automated pilot production line and in May 1997 occupied a new manufacturing facility in Golden, Colorado. This production facility has been designed to accommodate five high volume, fully-automated production lines and two research and development lines. The first of the fully-automated production lines has been delivered and installed and is expected to be in commercial production by the end of 1997 or early 1998.

         Bolder Technologies Corporation was incorporated in Colorado in 1991 and reincorporated in Delaware in 1993. The Company's executive offices are located at 4403 Table Mountain Drive, Golden, Colorado 80403, and its telephone number is (303) 215-7200.


                                       6.

"BOLDER" and "TMF" are trademarks of Bolder Technologies Corporation. This Prospectus contains trademarks of other companies.

                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES

         Bolder was founded in 1991 and has principally been engaged in research and development activities. The Company's revenues to date have been derived solely from technology transfer services, license fees, federal Small Business Innovation Research ("SBIR") research and development agreements, customer funded research and development agreements and limited sales of prototype batteries for evaluation purposes only. The Company has incurred operating losses since inception and as of September 30, 1997 had an accumulated development stage deficit of $19.8 million (unaudited). The Company expects to incur significant losses in the future as it continues its product development efforts and seeks to establish its manufacturing, sales and marketing capabilities. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future.

EARLY STAGE OF MANUFACTURING; MANUFACTURING RISKS; POTENTIAL CAPACITY CONSTRAINTS AND RISKS OF PROPOSED EXPANSION

         To date, the Company has not manufactured its TMF batteries on a commercial scale. Until recently, the Company's TMF batteries have been only manufactured on its pilot manufacturing line, which is able to produce prototype cells in quantities sufficient to enable customer sampling and testing and product development. The Company is currently in the early stages of transitioning production to an automated high volume production line located in the Company's new manufacturing facility which opened in May 1997. The implementation of the new manufacturing facility, including its customized manufacturing equipment, will continue to require substantial engineering work and expenses and is subject to significant risks, including risks of cost overruns and significant delays. In addition, in order to rapidly scale up the Company's manufacturing capacity, Bolder will need to begin fabrication of its second automated production line before completing full qualification of the first line. In automating its manufacturing processes, the Company has been and will continue to be dependent on Wright Industries, a developer of automated production lines, which has only limited experience in producing equipment for the manufacture of batteries. A key determinant of the Company's current and future production capacity and profitability is the production yield of its manufacturing process. Any failure by the Company to achieve acceptable yields of commercial quality batteries in commercial quantities, and thereby to reduce its unit manufacturing costs, could have a material adverse effect on the Company's business, results of operations and financial condition.

         The establishment of the Company's new manufacturing facility and the development and implementation of automated production lines will entail significant risks and will require a


                                       7.

substantial investment of the Company's capital, including a significant portion of the net proceeds of this offering. As part of its manufacturing ramp-up, the Company will need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in the Denver metropolitan area, the site of the Company's new manufacturing facility, is limited due to a relatively low unemployment rate. There can be no assurance that the Company will successfully develop improved processes, design required production equipment, enter into acceptable contracts for the fabrication of such equipment, obtain timely delivery of such equipment, implement multiple production lines or successfully operate the new facility. There can be no assurance that the Company will be able to successfully automate its production on a timely basis or at all, or that such automation will result in greater manufacturing capacity or lower manufacturing costs than the Company's pilot production line. Failure to commence volume manufacturing on a timely basis could damage customer relationships, cause lost opportunities and have a material adverse effect on the Company's business, results of operations and financial condition.

DEVELOPMENT STAGE PRODUCT

         Bolder has produced prototype products that the Company believes have performance characteristics that are suitable for a broad market. However, additional development will be required to enable the Company to consistently produce battery systems with these characteristics. In addition, to achieve broad commercialization of its products, the Company will need to reduce manufacturing costs of its battery systems. There can be no assurance that the Company's TMF batteries can be manufactured in commercial quantities to the performance specifications demanded by customers. In addition, the Company's success will depend significantly on its ability to meet OEM customer requirements by developing and introducing on a timely basis new products and enhanced or modified versions of its existing products. OEMs often require unique configurations or custom designs for battery systems which must be developed and integrated in the OEM's product well before the product is launched by the OEM. Thus, there is often substantial lead time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the OEM (referred to as the "design in time"). If the Company is unable to design, develop and introduce products that meet OEMs' and other customers' exacting requirements on a timely basis, its business, results of operations and financial condition could be materially adversely affected.

UNCERTAINTY OF MARKET ACCEPTANCE

         To achieve market acceptance, the Company's TMF batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. There can be no assurance that the Company's rechargeable TMF batteries will achieve or sustain any such advantages. Even if the Company's rechargeable TMF batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application. The success of the Company's products also will depend upon the level of market acceptance of OEMs' and other customers' end products which incorporate the Company's TMF batteries, over


                                       8.

which the Company has no control. If the Company's rechargeable TMF batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers' applications which incorporate the Company's products do not achieve lasting market acceptance, the Company's business, results of operations and financial condition could be materially adversely affected.

RAPID EVOLUTION OF BATTERY TECHNOLOGIES

         The battery industry has experienced, and is expected to continue to experience, rapid technological change. There can be no assurance that the Company's products will be able to compete effectively in any of its targeted market segments. Various companies are seeking to enhance traditional battery technologies, such as lead acid and NiCd, and other companies have recently introduced or are developing rechargeable batteries based on nickel metal hydride ("NiMH"), lithium and other emerging and potential technologies. There can be no assurance that competing technologies that outperform the Company's batteries will not be developed and successfully introduced.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

         The Company will require substantial funds to establish and operate commercial manufacturing facilities, to market its products and to conduct the necessary research and development and testing of its products. The Company may have to obtain additional funding through other financing; however, it expects that the net proceeds of the offering of the Series A Preferred Stock, together with existing sources of liquidity and projected cash generated from operations, will be sufficient to fund its activities for at least the next 12 months. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If additional funds are raised by issuing equity securities, stockholders will incur dilution. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or otherwise curtail or discontinue the development, manufacture or sale of its TMF battery systems.

DEPENDENCE ON STRATEGIC RELATIONSHIPS

         The Company expects to rely on a limited number of strategic relationships to accelerate the commercialization of the Company's products by assisting in the design and development of products for certain applications, as well as to providing manufacturing and marketing expertise. The Company currently has strategic relationships with Johnson Controls and six VAPs located throughout North America and Europe. There can be no assurance that the Company will be able to enter into any other such partnerships or that existing relationships will achieve their goals. Even if the Company successfully initiates additional strategic partnerships, there can be no assurance that the partnerships will achieve their goals. The success of any strategic partnership is dependent upon the general business condition of the partner, its commitment to the strategic partnership, the skills and experience of its employees responsible for the strategic partnership and the partner's timely and satisfactory performance of its obligations under the partnership. To the extent the Company enters into strategic partnerships, the terms of the partnerships may require the Company and its partners to share revenues and/or expenses from certain activities or for the Company to grant to its partners licenses to


                                       9.

manufacture, market and/or sell products based upon its TMF technology, which could adversely affect the Company's profitability.

COMPETITION

         Competition in the battery industry is, and is expected to remain, intense. The competitors range from development stage companies to major domestic and international companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution, and other resources significantly greater than those of the Company. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with OEMs and other customers. While there is significant development work being done by these competitors on various battery systems (including electrochemistries such as NiCd, NiMH and lithium), the Company believes that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. There can be no assurance that one or more new, higher power battery technologies will not be introduced which could be directly competitive with or be superior to the Company's TMF technology.

         The Company believes that its primary competitors are existing suppliers of NiCd and lead acid batteries. In applications such as portable tools and appliances, and certain electronic and medical products, the Company's primary competitors will be suppliers of NiCd batteries, including SANYO Energy
(USA) Corporation ("SANYO"), Panasonic Industrial Company, a division of Matsushita Electric Corporation of America ("Panasonic"), Energizer Power Systems, a division of Eveready Battery Company ("Energizer") and SAFT America, Inc. ("SAFT"). All of these companies are very large and have substantial resources and market presence. The Company expects that it will compete against NiCd batteries in the targeted application segments on the basis of performance, cost and ease of recycling. There can be no assurance that the Company will be able to compete successfully against manufacturers of NiCd batteries in any of the targeted applications.

         In applications such as car starting, standby power, very small batteries for engine starting, and a few medical and electronics applications, the Company expects that its primary competition will be from lead acid batteries. The primary suppliers of small lead acid batteries used in non automotive applications are Yuasa Exide, Inc. ("Yuasa"), Exide Corporation, Matsushita Electric Corporation of America ("Matsushita"), Hawker Energy Products, Inc. ("Hawker"), CSB Battery of America Corp., and GS Battery USA, Inc., a division of Japan Storage Battery Co., Limited ("GS Battery"). The primary suppliers of automotive batteries are Johnson Controls, Inc., Exide Corporation, GNB Inc. and Delphi Energy & Engine Management Systems (formerly Delco), a Division of General Motors Corporation ("Delphi"). All of these companies are very large and have substantial resources and market presence. The Company expects that it will compete with lead acid batteries on the basis of performance in the targeted application segments. In addition, under the terms of its strategic partnership with Johnson Controls, the Company has granted Johnson Controls certain license rights which will allow Johnson Controls to compete with the Company in the lawn and garden starting, motorcycle starting, HEV, standby power and, beginning July 1, 1999, for emergency jump-starting batteries


                                      10.

for lawn and garden starting, motorcycle starting and automobile and truck starting. There can be no assurance that the Company will be able to compete successfully against manufacturers of traditional lead acid batteries in any of the targeted applications or to compete successfully with Johnson Controls in the markets where Johnson Controls has a royalty bearing license from the Company.

MANAGEMENT OF GROWTH

         The Company's transition from a development stage company to a high volume manufacturing company could place a significant strain on the Company's resources. If the Company's products achieve market acceptance, it will need to increase the number of its employees and enhance its operating systems and practices. There can be no assurance that the Company will be able to successfully manage its transition to being a high volume manufacturing company, including the expansion of its operations and marketing of its products, and its failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON VALUE ADDED PARTNER NETWORK

         The Company intends to channel a significant portion of its sales through VAPs in the future. The Company currently has a VAP network of six distributors throughout North America and Europe. The VAP agreements are subject to minimum performance criteria and standard termination provisions. VAPs may sell competitive products. Although the Company has established multiple sources for VAP services for its products, any disruption of operations at certain of the Company's VAPs or the loss of certain of the Company's VAPs could materially adversely affect the Company's business, results of operations and financial condition.

CUSTOMER CONCENTRATION

         The Company's sales to date have been, and are expected in the future to be, concentrated in a limited number of large customers. If any of these customers were to decide not to purchase the Company's products in the future, the Company's business, results of operations and financial condition could be materially adversely affected. The timing of orders from large customers, and shipments against those orders, can also result in significant quarter to quarter variations in the Company's revenues and profit. In addition, there can be no assurance that the Company will continue to secure the business of a significant number of new customers or that demand for the Company's products will be sufficient to ensure a broad customer base and sustainable source of revenue. The occurrence of any of these events could have a material adverse effect on the Company's business, results of operations and financial condition.

         Through September 30, 1997, the Company has recorded a significant portion of its revenue from one customer. Such revenue was earned by the Company for providing research and development services under a technology transfer arrangement. The Company's business plan does not contemplate that such services will continue to a significant degree after the Company emerges from the development stage, and, accordingly, such revenue from research and development services should not be viewed as recurring or indicative of the Company's future revenue, if any, from the sale of its batteries in commercial quantities.

FLUCTUATIONS IN QUARTERLY RESULTS

         The Company's quarterly operating results can be expected to fluctuate in the future. These fluctuations may be caused by many factors, including, among others: the size and timing of individual purchase orders; the long sales cycle in the OEM markets for the Company's products; market acceptance of new products; the time required to successfully commence


                                      11.

commercial manufacturing using the Company's new fully-automated high volume production line; implementation of additional automated production lines; manufacturing yields and efficiency; changes in the Company's operating expenses; timing of revenue recognized under the Company's technology transfer arrangement with Johnson Controls; the mix of sales to OEMs and VAPs; product development programs; and general industry and economic conditions. As a result of these and other factors, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is possible that the Company's future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which would likely have an adverse effect on the market price of the Company's Common Stock. In addition, there can be no assurance that the Company will achieve or sustain profitability on a quarterly or annual basis.

DEPENDENCE ON SUPPLIERS

         The Company is dependent on sole or limited source suppliers for certain key raw materials used in its products, particularly thin lead foil and lead oxide. The Company generally purchases sole or limited source raw materials pursuant to purchase orders placed from time to time and has no long-term contracts or other guaranteed supply arrangements with its sole or limited source suppliers. There can be no assurance that the Company's suppliers will be able to meet the Company's requirements relative to specifications and volumes for key raw materials or that the Company will be able to locate alternative sources of supply. There can be no assurance that the Company will be able to purchase raw materials at an acceptable cost. In addition, the raw materials which the Company utilizes must be of a very high quality. The Company at times in the past has experienced delays in product development due to the delivery of nonconforming raw materials from its suppliers.

PATENTS AND PROPRIETARY RIGHTS

         The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, and non-disclosure agreements. The Company holds five issued United States patents which expire beginning in 2009 and ending in 2013. In addition, the Company has five United States and a number of foreign patents pending. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. There can be no assurance that the Company's pending patent applications will result in issued patents or that any of its issued patents will afford meaningful protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than the United States.


                                      12.

         The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that patent applications filed by the Company will result in patents being issued or that its patents, and any patents that may be issued to it in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents issued to the Company will not be infringed upon or designed around by others or that others will not obtain patents that the Company would need to license or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If the Company is found to be infringing third-party patents, there can be no assurance that any necessary licenses would be available on reasonable terms, if at all.

         The Company could incur substantial costs in defending itself, its licensees, distributors or customers in litigation brought by others or prosecuting infringement claims against third parties. If the outcome of any such litigation were unfavorable to the Company, the Company's business, financial condition and results of operations could be materially adversely affected. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost to the Company and may result in an adverse decision as to the priority of the Company's inventions.

         In addition to patent protection, the Company relies on the law of unfair competition and trade secrets to protect its proprietary rights. The Company considers several elements of the TMF manufacturing process to be trade secrets. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, which could have a materially adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company's efforts to vigorously protect its rights will be successful.

DEPENDENCE ON KEY EMPLOYEES; NEED TO ATTRACT AND RETAIN EMPLOYEES

         The Company is highly dependent on its corporate officers and other principal members of its management staff, the loss of any of whose services might significantly delay or prevent the achievement of critical development, manufacturing, marketing or other business objectives. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. The Company has key person life insurance on its Chief Executive Officer, Daniel S. Lankford, and its Senior Vice President, Operations, Sandra D. Schreiber. The Company has employment contracts with Mr. Lankford and Joseph F. Fojtasek, its Chief Financial Officer. Retaining and attracting qualified personnel is critical to the Company's success. In order to continue to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, manufacturing and marketing. These requirements are also expected to demand the addition of management personnel and the development of additional expertise by


                                      13.

existing management personnel. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on the Company, including its ability to conclude collaborations with additional corporate partners.

ENVIRONMENTAL AND SAFETY RISKS

         The Company's operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. As a result, the Company is required to maintain its research and manufacturing operations in compliance with United States federal, state, and local standards that govern the storage, use, and disposal of various chemicals used in and waste materials produced by the manufacture of its TMF batteries. The Company's pilot manufacturing facility and its new manufacturing facility each include an enclosed area specifically designed for the mixing of lead oxide paste, the pasting of the lead foil and the winding of the cells. Employees operating in these areas are instructed in the use of safety equipment such as gloves, protective clothing, and respirators and are required under Occupational Safety and Health Administration ("OSHA") guidelines to submit to blood monitoring tests on a periodic basis. The supervision and analysis of these tests are undertaken by an outside, independent agency and the results thereof are communicated to the Company's employees. The Company's activities are also subject to federal, state and local environmental and safety laws and regulations, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended including the regulations issued and laws enforced by the Colorado Labor and Employment Department, the U.S. Department of Transportation, the U.S. Department of Commerce, the U.S. Environmental Protection Agency and by state and county health and safety agencies. There can be no assurance that the Company will be able to operate in conformity with such laws and regulations in the future, or that changes in such regulations will not require the Company to incur substantial capital or operating costs to achieve or maintain compliance. Any failure by the Company to adequately control the discharge of its hazardous materials and wastes could also subject it to future liabilities, which could be significant.

         Lead acid batteries, including the Company's TMF battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, the Company's batteries incorporate a Bunsen pressure relief valve which, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which, when mixed with air, can cause explosions. In addition, under such conditions, toxic gases and/or sulfuric acid spray may be released. Sulfuric acid can cause burns. While the Company maintains product liability insurance in amounts which it believes are reasonable given the associated risks, there is no assurance that such insurance will be adequate to cover any potential liability relating to one or more claims of product liability, or that such insurance will be available at an acceptable cost in the future.


                                      14.

CONTROL BY EXISTING STOCKHOLDERS

         As of September 30, 1997, the Company's officers, directors and their affiliates as a group beneficially owned approximately 28.1% of the Company's outstanding Common Stock and 25.2% of the Company's Common Stock assuming conversion of all outstanding shares of Series A Preferred Stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

EFFECT OF ANTI-TAKEOVER PROVISIONS

         The Company's Board of Directors has the authority to issue up to 4,663,800 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of the Company's capital stock are subject to the rights of the holders of the Series A Preferred Stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue any additional shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, the Company's classified Board of Directors and certain other provisions of the Company's Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock and Series A Preferred Stock. See "Description of Capital Stock."

VOLATILITY OF STOCK PRICE; NO DIVIDENDS ON COMMON STOCK

         The market price of the shares of Common Stock has been and is likely to be highly volatile. Factors such as the fluctuation in the Company's operating results, announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, developments in the Company's relationships with current or future collaborative partners, and general market conditions may have a significant effect on the market price of the Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.


                                      15.

POSSIBLE NONPAYMENT OF DIVIDENDS ON SERIES A PREFERRED STOCK; DEFICIENCY IN FIXED CHARGES AND SERIES A PREFERRED STOCK DIVIDEND COVERAGE

         The Company presently intends to pay dividends on the Series A Preferred Stock in Common Stock, although the Company may pay dividends in cash or a combination of Common Stock and cash. Dividends will be payable on the Series A Preferred Stock only when, as and if declared by the Company's Board of Directors as permitted under Delaware law. The Company has incurred net losses since its inception and expects its losses to increase in the foreseeable future. While the Company intends to pay dividends in Common Stock on the Series A Preferred Stock, it is anticipated that the Company will continue to incur losses and thus will continue to have a deficiency in fixed charges and preferred stock dividend coverage. Dividends on the Series A Preferred Stock may be paid only out of capital surplus (within the meaning of the Delaware General Corporation Law) or net profits of the Company for the fiscal year in which the dividend is declared and the preceding fiscal year. Unpaid dividends do not earn interest. Dividends may be paid from a portion of the net proceeds of this offering. See "Description of Capital Stock -- Series A Preferred Stock -- Dividends."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         Sales of substantial amounts of the Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. 4,910,914 of the 10,583,444 shares of Common Stock outstanding (on a fully diluted basis assuming conversion of all outstanding shares of Series A Preferred Stock) as of September 30, 1997 are freely tradable unless held by affiliates of the Company. The remaining shares of Common Stock are "restricted securities" (the "Restricted Shares") under the Securities Act. As of September 30, 1997, approximately 488,597 Restricted Shares are eligible for sale without limitation in the public market pursuant to Rule 144(k) under the Securities Act, and approximately 5,183,933 Restricted Shares are eligible for sale, subject to certain limitations, in the public market pursuant to Rule 144 and Rule 701 under the Securities Act. Holders of approximately 5,091,625 shares of the Company's Common Stock and 49,766 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock are entitled to certain rights with respect to registration of such shares for offer or sale to the public. See "Description of Capital Stock -- Outstanding Registration Rights."

NO MARKET FOR SERIES A PREFERRED STOCK

         The Series A Preferred Stock is a new issue of securities with no established trading market. The Company does not intend to apply for a listing of the Series A Preferred Stock on the Nasdaq National Market or any other securities exchange or trading system. There is currently no established market for the Series A Preferred Stock and there can be no assurance as to the liquidity of markets that may develop for the Series A Preferred Stock, the ability of holders to sell their Series A Preferred Stock, or the price of which holders would be able to sell their Series A Preferred Stock. The Series A Preferred has been eligible for trading in the PORTAL Market. BT Alex. Brown Incorporated ("Alex. Brown"), the initial purchaser of the Series A Preferred Stock in the Rule 144A private placement, has advised the Company that it


                                      16.

intends to make a market in the Series A Preferred Stock. However, Alex. Brown is not obligated to do so, and any market making with respect to the Series A Preferred Stock may be discontinued at any time.

         In recognition of the fact that the Selling Stockholders may wish to be legally permitted to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sales, if any, of the Shares by the Selling Stockholders to the public. The costs and expenses incurred in connection with the registration under the Securities Act of the offering described herein are estimated to be $60,000 and will be paid by the Company. Each Selling Stockholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of Shares by such party.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of the Selling Stockholders, the number of shares of Series A Preferred Stock and Common Stock owned beneficially by such Selling Stockholders as of October 8, 1997 and the number of which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.


                                      17.

                                                          Number of Shares                                Number of
                                     Shares of Series A     of Series A                               Shares of Common
                                      Preferred Stock     Preferred Stock       Shares of Common        Stock Being
          Name                          Beneficially           Being           Stock Beneficially         Offered
 of Selling Stockholder                    Owned          Offered Hereby(1)         Owned(2)           Hereby(1)(2)(3)
 ----------------------           ----------------------- -----------------  -----------------------  ----------------
                                   Number         Percent                     Number         Percent
                                  -------         -------                    -------         -------
The Bank of New York              200,000          59.5%       200,000       666,666           6.6%       666,666
Firstar Trust Company              80,000          23.8%        80,000       266,666           2.7%       266,666
BT Alex. Brown Incorporated        45,000          13.4%        45,000       149,999           1.6%       149,999
Brown Brothers Harriman & Co.      11,200           3.3%        11,200        37,333             *         37,333


-------------------------

*Represents less than 1%

(1) While the Selling Stockholders have not expressed a specific intention as to the number of shares of Series A Preferred Stock or Common Stock to be sold, the table shows the beneficial ownership that would result if all Shares were sold.

(2) Comprises the shares of Common Stock into which the Series A Preferred Stock held by such Selling Stockholders are convertible at the initial conversion rate. Also includes the shares of Common Stock otherwise owned by such Selling Stockholders, if any. Does not include the shares of Common Stock issuable as dividends on the Series A Preferred Stock, although the resale of such shares is being registered hereunder. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock are subject to adjustment under certain circumstances. See "Description of Capital Stock." Accordingly, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock may increase or decrease from time to time.

(3) Assumes conversion into Common Stock of the full amount of Series A Preferred Stock held by the Selling Stockholders at the initial conversion rate and the offering of such shares by such Selling Stockholders pursuant to this Prospectus. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment under certain circumstances. See "Description of Capital Stock". Accordingly, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Series A Preferred Stock; rather, cash will be paid in lieu of fractional shares, if any.

         Because the Selling Stockholders may, pursuant to this Prospectus, offer all or some portion of the Series A Preferred Stock and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Series A Preferred Stock or as a dividend on such Series A Preferred Stock, no estimate can be given as to the amount of the Series A Preferred Stock and Common Stock that will be held by the Selling Stockholders upon termination of any such sales. In addition, the Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Series A Preferred Stock and Common Stock since the date on which they provided the information regarding their Series A Preferred Stock and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution".

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholders or pledgees, donees, transferees or other successors in interest of the Selling Stockholders may sell Shares from time to time in one or more transactions (which may involve one or more blocked transactions) on the Nasdaq National Market, in privately negotiated transactions or a combinations of such methods


                                      18.

of sale, at fixed prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concession or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

         Broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions.

         At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares offered and the terms of the offering including the names or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commission and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The Company entered into a Registration Rights Agreement with
Alex. Brown for the benefit of holders of the Series A Preferred Stock to register the Shares under applicable federal and state securities laws. The Company will use its reasonable best efforts to cause the Registration Statement to which this Prospectus related to become effective within 60 days of the Closing Date for the resale of the Shares and to remain effective until the second anniversary of the Closing Date. The Company will be permitted to suspend the use of the Prospectus which is


                                      19.

a part of such Registration Statement during certain periods of time and under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of such Registration Statement, provide to each registered holder requesting to sell the Shares copies of such Prospectus, notify each registered holder when such Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of such securities. A holder who sells such securities pursuant to such Registration Statement generally will be required to be named as a selling stockholder in the related Prospectus and to deliver a Prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions). If a Registration Statement covering the Shares and Common Stock is not effective, such Shares and Common Stock may not be sold or otherwise transferred except in accordance with the provisions set forth under an exemption from Registration under federal and state securities laws. The Series A Preferred Stock will not be listed on any securities exchange or quoted in any over-the-counter market. It is not expected that any public trading market will develop for the Series A Preferred Stock. The Registration Rights Agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising under certain circumstances, out of any registration of the Shares.

         All costs associated with this offering will be paid by Bolder.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share, of which 336,200 are designated Series A Preferred Stock. As of September 30, 1997, there were approximately 132 record holders of the Company's Common Stock.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


                                      20.

PREFERRED STOCK

         The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series and to establish the number of shares to be included in each such series and the rights, powers, preferences and limitations of each series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock or other series of preferred stock. The issuance of the preferred stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any of the preferred stock, other than the Series A Preferred Stock which was issued by the Company in October 1997.

SERIES A PREFERRED STOCK

         The Series A Preferred Stock constitutes a single series of the preferred stock of the Company consisting of 336,200 shares. All outstanding shares of Series A Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and the holders thereof will not have any preemptive rights in connection therewith. The Series A Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire such shares except as described below. Any Series A Preferred Stock converted, redeemed or otherwise acquired by the Company will, upon cancellation of such shares, have the status of authorized but unissued preferred stock subject to issuance by the Board of Directors as shares of preferred stock of any one or more other series but not as shares of Series A Preferred Stock.

Dividends

         Holders of the Series A Preferred Stock are each entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, a semi-annual dividend payable in Common Stock (based upon the Common Stock's then fair market value) or cash or a combination of Common Stock and cash, at the Company's option, at an annual rate equal to (i) $4.00 per share to the extent the dividend is paid in cash and (ii) $4.50 per share to the extent the dividend is paid in Common Stock. The Company has agreed to issue dividends in Common Stock only if a registration statement covering the resale of that stock is effective. Accrued dividends on the Series A Preferred Stock are payable semi-annually on December 31 and June 30 of each year and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors. Dividends on the Series A Preferred Stock are cumulative from the Closing Date and will be payable to holders of record as they appear on the stock books of the Company on such record dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors, provided that holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date)


                                      21.

on the date fixed for redemption (unless such holders convert such shares in accordance with the Series A Certificate of Designation (the "Series A Designation")). Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

         If dividends are not paid in full on the Series A Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and such other preferred stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the Series A Preferred Stock have been paid or funds set aside, dividends (other than dividends paid solely in Common Stock, other stock ranking junior as to dividends to the Series A Preferred Stock and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration by the Company.

Conversion Rights

         Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into that number of shares of Common Stock equal to $50.00 divided by a conversion price per share equal to $15.00, subject to adjustment as described below (the "Conversion Price"). The right of conversion will terminate at the close of business on the third business day preceding a date fixed for redemption and will be lost if not exercised prior to that time.

         In case the Company shall be a party to any transaction (including, without limitation, a merger or consolidation; sale, lease or transfer of all or substantially all of its assets; reclassification of the Common Stock; or reorganization of the Company) as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock, if not converted as a result of the transaction, shall thereafter be convertible into the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such transaction by a holder of that number of shares of Common Stock, or fraction thereof, into which one share of Series A Preferred Stock was convertible immediately prior to such transaction at the Conversion Price for each share of Series A Preferred Stock in effect at such time. Under certain circumstances such transactions will require the consent of the holders of Series A Preferred Stock.


                                      22.

         The Conversion Price of the Series A Preferred Stock is subject to adjustment upon certain events, including (i) the issuance of Common Stock as a dividend with respect to the outstanding Common Stock, subdivisions, splits or combinations of Common Stock, or the issuance of any shares of capital stock by reclassification of Common Stock and (ii) the issuance to all holders of Common Stock of rights, options or warrants to subscribe for or purchase the Common Stock or securities convertible into or exchangeable for Common Stock, in each case at less than the then current market price per share of Common Stock. In the event of the distribution to holders of Common Stock of securities of the Company (other than Common Stock) or of assets (excluding certain cash dividends as specified in the Series A Designation) other than those mentioned in clause
(ii) above, the Company will set aside in escrow such amount of such distribution as the holders of Series A Preferred Stock would have been entitled to receive if they had converted such Series A Preferred Stock into Common Stock prior to the record date for such distribution.

         No adjustment of the Conversion Price of the Series A Preferred Stock will be required to be made in any case until cumulative adjustments amount to a change in the Conversion Price of $.05 or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company reserves the right, to the extent permitted by law, to make such reductions in the Conversion Price in addition to those required in the foregoing provision as it, in its sole discretion, shall determine to be advisable in order that certain stock-related distributions made by the Company to its stockholders shall not be taxable to such stockholders.

         No fractional shares or securities representing fractional shares of Common Stock will be issued upon conversion. Any fractional shares resulting from conversion will be paid in cash based on the closing price of the Common Stock on the last trading day preceding the date of conversion.

         Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Company's default on payment of the dividend due on such dividend payment date. However, for shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any dividend payment record date to the opening of business on the corresponding dividend payment date, the Company shall only be required to pay the dividend to the record holder of such shares on the dividend payment record date. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon conversion of shares of Series A Preferred Stock.

Liquidation Rights

         In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock are each entitled to receive out of assets of the Company available for distribution to stockholders, whether from capital surplus or earnings, before any distribution of assets is made to holders of Common Stock


                                      23.

and of any other class of stock of the Company ranking junior to the Series A Preferred Stock, liquidating distributions equal to the greater of (i) $50.00 per share of such Series A Preferred Stock or (ii) the amount per share of such Series A Preferred Stock that would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up, plus, in either case, accrued and unpaid dividends. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series A Preferred Stock and any other preferred stock ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale, transfer or lease of all or part of the Company's assets will be considered a liquidation, dissolution or winding up of the Company for these purposes.

Redemption Rights

         Under certain circumstances, the shares of Series A Preferred Stock are redeemable at the option of the Company, in whole or in part, at any time or from time to time out of funds legally available therefor, at $50.00 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Redemption Price"). The Series A Preferred Stock may be redeemed subsequent to October 8, 1999 (the second anniversary of the Closing Date) in the event that the closing price of the Common Stock equals or exceeds $30.00 per share (a 100% premium to the Conversion Price), subject to certain adjustments, for each of the 30 consecutive trading days ending two trading days prior to the date of the redemption notice. The Series A Preferred Stock may be redeemed subsequent to October 8, 2000 (the third anniversary of the Closing Date) in the event that the closing price of the Common Stock equals or exceeds $26.25 (a 75% premium to the Conversion Price), subject to certain adjustments, for each of the 30 consecutive trading days ending two trading days prior to the date of the redemption notice. The Redemption Price may be paid in shares of Common Stock or cash, or in a combination of Common Stock and cash, at the Company's option. If the Company chooses to redeem the Series A Preferred Stock with Common Stock, the number of shares of Common Stock issuable to the holders of the Series A Preferred Stock being redeemed will be fixed on the date the notice of redemption is sent to such holders and will be equal to the greater of (i) the number of shares of Common Stock issuable to such holders at the then existing Conversion Price or (ii) the number of shares of Common Stock issuable to such holders at the Redemption Price based upon the Common Stock's then fair market value as determined by taking the average closing price of the Common Stock for the 10 consecutive trading days ending two trading days prior to the date of the redemption notice.

         If the Company chooses to pay the Redemption Price in Common Stock, the holders of the Series A Preferred Stock being redeemed must be offered the option to sell such Common Stock in a firm commitment underwriting. If the net proceeds per share of Common Stock to the


                                      24.

holders who so elect to sell in a firm commitment underwriting would be less than $30.00 (a 100% premium to the Conversion Price) or $26.25 (a 75% premium to the conversion price), as applicable, and the Company chooses not to supplement the net proceeds in an amount necessary to attain the $30.00 or $26.25 per share threshold, as applicable, then such holders may elect to retain their shares of Series A Preferred Stock.

         The Series A Preferred Stock, if not earlier redeemed, will be redeemed on October 8, 2002 (the fifth anniversary of the Closing Date) at the Redemption Price. If the Company chooses to pay the Redemption Price in Common Stock, the holders must be offered the option to sell such Common Stock in a firm commitment underwriting. If the net proceeds per share of redeemed Series A Preferred Stock to the holders who so elect to sell in a firm commitment underwriting would be less than the Redemption Price and the Company chooses not to supplement the net proceeds in an amount necessary to attain the Redemption Price threshold, then such holders may elect to retain their Series A Preferred Stock. The Company will then have a continuing obligation to use its reasonable best efforts to effect a firm commitment underwriting which will result in net proceeds to such holders equal to the Redemption Price; however, the Company will in no event be required to pay cash to redeem such Series A Preferred Stock. If the Series A Preferred Stock is not redeemed prior to October 8, 2003 (the sixth anniversary of the Closing Date), the Board of Directors of the Company shall be increased and the holders of Series A Preferred Stock shall each be entitled, voting as a separate class, to elect additional directors to the Board of Directors of the Company so that the number of additional directors granted to the Series A Preferred Stock shall constitute not less than 20% (rounded to the nearest whole number) of the total number of directors after giving effect to such increase. Such right shall exist until the Series A Preferred Stock is redeemed.

         If fewer than all of the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Board of Directors of the Company in its sole discretion. On and after the date fixed for redemption, provided that the Redemption Price for the shares to be redeemed has been duly paid or provided for, dividends shall cease to accrue on the Series A Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Company shall cease, except the right to receive the cash or Common Stock payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

         In the event the Company shall redeem shares of Series A Preferred Stock, a notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 90 days prior to the redemption date, to each holder of record of the shares of Series A Preferred Stock to be redeemed, at such holder's address as the same appears on the stock records of the Company. Each such notice shall state, among other things: (i) the redemption date; (ii) whether the Redemption Price will be paid in shares of Common Stock or cash, or in a combination of Common Stock and cash; (iii) that dividends on shares of Series A Preferred Stock to be redeemed shall cease to accrue following such redemption date; (iv) that dividends accrued to and including the date fixed for redemption will be paid as specified in said notice and (v) if the Redemption Price will be paid in shares of Common Stock, that an investment banking


                                      25.

firm mutually acceptable to the Company and the holders of a majority of the shares of the Series A Preferred Stock being redeemed has agreed to proceed with a firm commitment underwriting (x) for holders of Series A Preferred Stock to be redeemed by such notice, (y) with respect to the shares of Common Stock obtainable by such holders upon redemption of the Series A Preferred Stock being redeemed and (z) which will yield net proceeds (after deducting underwriting commissions and fees and other expenses of the offering) in the amounts described above. Notice having been mailed as aforesaid, from and after the redemption date, unless the Company shall be in default in providing cash or Common Stock for the payment of the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption), (1) dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, (2) said shares shall be deemed no longer outstanding and
(3) all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company any cash or Common Stock payable upon redemption without interest thereon) shall cease except for the rights applicable to any Common Stock paid pursuant to the redemption.

         An election by any holders to participate in an underwritten offering shall suspend any redemption with respect to Series A Preferred Stock held by such holders. If such holders who notified the Company that they wished to participate in the public offering refuse to close under the underwriting agreement despite the satisfaction of all conditions therein to their obligation to close thereunder, or if no holder notifies the Company of any election to participate in an underwritten offering, then the Company shall have the right to redeem (in whole or in part) the Series A Preferred Stock scheduled for redemption; any such required redemption shall be made no later than the date (which shall be a business day) to be specified (not more than 20 days or less than five days after such failure to close) to such holders by the Company. If any underwriting does not close due to one or more of the conditions to the sellers' obligations to close under the underwriting agreement not being satisfied, then the notice of the Company requiring redemption of the Series A Preferred Stock shall be rescinded.

Redemption at Option of Holder upon a Fundamental Change

         If a Fundamental Change (as defined below) occurs, each holder of Series A Preferred Stock shall have the right, at the holder's option, to require the Company to redeem all of such holder's Series A Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date (the "Repurchase Date") selected by the Company that is not less than 10 nor more than 20 days after the Final Surrender Date (as defined below), at a price per share equal to the Redemption Price. The Company may, at its option, pay all or any portion of the Redemption Price upon a Fundamental Change in shares of Common Stock of the Company or any successor corporation. For purposes of calculating the number of shares of Common Stock issuable upon such redemption, the value of any such stock will be equal to the average of the closing prices of such Common Stock for the 10 trading days ending two trading days prior to the Repurchase Date. Payment may not be made in shares of Common Stock unless such shares have been, or will be no later than the Final Surrender Date (as defined below), registered under the Securities Act or are freely tradable pursuant to an exemption


                                      26.

thereunder and are listed on a United States national securities exchange or quoted on The Nasdaq National Market at the time of payment.

         Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to mail to all holders of record of the Series A Preferred Stock a notice (the "Company Notice") describing, among other things, the occurrences of such Fundamental Change and of the redemption right arising as a result thereof. The Company must cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, the City of New York. At least two business days prior to the Repurchase Date, the Company must publish a similar notice stating whether and to what extent the Redemption Price will be paid in cash or shares of Common Stock. To exercise the redemption right, a holder of Series A Preferred Stock must surrender, on or before the date which is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice (the "Final Surrender Date"), the certificates representing the Series A Preferred Stock with respect to which the rights is being exercised, duly endorsed for transfer to the Company, together with a written notice of election.

         The term "Fundamental Change" shall mean any of the following:

                  (i) a "person" or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with any affiliate thereof, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares (as defined below) of the Company entitled to exercise more than 60% of the total voting power of all outstanding Voting Shares of the Company (including any Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner);

                  (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any sale, lease or transfer of all or substantially all of the assets of the Company to another person (other than a merger (A) which results in the holders of Common Stock of the Company immediately prior to giving effect to such transaction owning shares of capital stock of the surviving corporation in such transaction representing in excess of 40% of the total voting power of all shares of capital stock of such surviving corporation entitled to vote generally in the election of directors and (B) in which the shares of the surviving corporation held by such holders are, or immediately upon issuance will be, listed on a national securities exchange or quoted on The Nasdaq National Market and are not subject to any right of repurchase by the issuer thereof or any third-party and are not otherwise subject to any encumbrance as a result of such transaction, provided, that the surviving corporation amends its charter or certificate of incorporation to include the Series A Preferred Stock and its terms as set forth in the Series A Designation); or

                  (iii) the substantial reduction or elimination of a public market for the Common Stock of the Company as the result of the Company's Common Stock ceasing to be approved for quotation on The Nasdaq National Market or listed on a national securities exchange;


                                      27.

provided, however, that a Fundamental Change shall not occur with respect to the Series A Preferred Stock if either (i) as of the fifteenth trading day after the public announcement by the Company of such transaction and, if later, three days prior to the consummation of such transaction, the last sale price of the Common Stock is equal to at least 110% of the applicable Conversion Price in effect on such trading days or (ii) at least 90% of the consideration (excluding cash payments for fractional shares) in such transaction or transactions to the holders of Common Stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on The Nasdaq National Market and, as a result of such transaction or transactions, the Series A Preferred Stock becomes convertible into such common stock.

         For purposes of the foregoing, "Voting Shares" is defined to mean all outstanding shares of any class or classes (however designated) of capital stock entitled to vote generally in the election of members of the Board of Directors.

         Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the redemption option becomes available to holders of the Series A Preferred Stock. The Company will comply with this rule to the extent applicable at the time.

         The foregoing provisions would not necessarily afford holders of the Series A Preferred Stock protection upon the occurrence of events that would constitute a change in control or in the event of highly leveraged or other transactions involving the Company that may adversely affect such holders or against a decline in the creditworthiness of the Company.

Voting Rights

         The holders of Series A Preferred Stock have voting rights on all matters subject to a vote of holders of Common Stock on an as-converted basis. The holders of Series A Preferred Stock that would be required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the acquisition of Series A Preferred Stock, however, will not be entitled to vote in the election of directors of the Company until the waiting period under the HSR Act has expired or been terminated. If the Series A Preferred Stock has not been redeemed prior to October 8, 2003 (the sixth anniversary of the Closing Date), the Board of Directors of the Company shall be increased and the holders of Series A Preferred Stock that have not been so redeemed shall be entitled, voting as a separate class, to elect additional directors to the Board of Directors of the Company so that the number of additional directors to be elected by the Series A Preferred Stock shall constitute not less than 20% (rounded to the nearest whole number) of the total number of directors after giving effect to such increase. Such right shall exist until the Series A Preferred Stock is redeemed.

         Without the vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, voting as a separate class, the Company may not (i) create or issue or increase the authorized number of shares of any class or series of stock ranking senior to the Series A Preferred Stock either as to dividends or upon liquidation or create, authorize or issue any class or series of common stock of the Company other than the Common Stock,


                                      28.

(ii) amend, alter or repeal any of the provisions of the Company's certificate of incorporation so as to affect adversely the preferences, special rights or powers of the Series A Preferred Stock, or the holders thereof, (iii) authorize any reclassification of the Series A Preferred Stock, or increase the number of shares of the Series A Preferred Stock, (iv) create, authorize or issue any securities convertible into capital stock prohibited by clause (i), (v) amend the Series A Designation or (vi) issue any shares of Series A Preferred Stock at any time after October 8, 1997.

OUTSTANDING REGISTRATION RIGHTS

         Pursuant to an existing agreement between the Company and certain of its stockholders, the holders (or their permitted transferees) of approximately 5,091,625 shares of Common Stock and 49,766 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, on not more than two occasions, to file a registration statement under the Securities Act, at the Company's expense, with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. However, the Holders may not require the Company to file any such registration statement within 90 days of the effective date of any prior registration statement covering the Company's Common Stock, and the Company may defer the filing of such registration statement for up to 120 days. Further, certain of the Holders may require the Company, at its expense, to register their shares of Common Stock on a Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         The Company's Certificate of Incorporation (the "Certificate of Incorporation") also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Special meetings of the stockholders of the Company may be called


                                      29.

only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Certificate of Incorporation also provides that the authorized number of Directors may be changed only by resolution of the Board of Directors, and that Directors can only be removed for cause by a majority vote of the stockholders. In addition, the Certificate of Incorporation provides for the classification of the Board of Directors into three classes, only one of which shall be elected at any given annual meeting. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company, depressing the market price of Common Stock or discouraging hostile takeover bids in which stockholders of the Company could receive a premium for their shares of Common Stock.

LIMITATION ON DIRECTORS' LIABILITY

         The Certificate of Incorporation limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

         American Stock Transfer & Trust Company acts as transfer agent and registrar for the Common Stock and for the Series A Preferred Stock.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby are being passed upon for the Company by Cooley Godward LLP, Boulder, Colorado.

                                     EXPERTS

         The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                                      30.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                TABLE OF CONTENTS

                                                                          PAGE
Available Information .................................................     3

Documents Incorporated by Reference ...................................     3

The Company ...........................................................     5

Risk Factors ..........................................................     7

Use of Proceeds .......................................................    17

Selling Stockholders ..................................................    17

Plan of Distribution ..................................................    18

Legal Matters .........................................................    30

Experts ...............................................................    30

================================================================================


================================================================================



                                 [LOGO OF BOLDER
                                  TECHNOLOGIES
                              CORPORATION APPEARS
                                     HERE]



                           336,200 SHARES OF SERIES A
                          CONVERTIBLE PREFERRED STOCK,
                            INDETERMINATE NUMBER OF
                             SHARES OF COMMON STOCK
                          ISSUED ON CONVERSION THEREOF
                                      AND
                               453,870 SHARES OF
                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------




                                DECEMBER 5, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered, none of which will be borne by the Selling Stockholders. All the amounts shown are estimates except for the SEC registration fee.

               SEC Registration fee.............................   $ 6,465
               Legal fees and expenses..........................   $15,000
               Accounting fees and expenses.....................   $15,000
               Miscellaneous....................................   $23,535
                                                                   -------
                        Total...................................   $60,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Act").

        The Registrant's Bylaws provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Registrant is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify.

        In addition, the Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Registrant's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities law or state or federal environmental laws.

        The Registrant has entered into indemnification agreements with each of its directors and officers under which the Registrant has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Registrant, and the Registrant maintains directors' and officers' liability insurance.

        There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

        At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

        The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Act or otherwise.

ITEM 16.  EXHIBITS

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
         4.1      Amended and Restated Certificate of Incorporation of the
                  Registrant (incorporated by reference to Exhibit 3(i).2 to the
                  Registrant's Registration Statement on Form SB-2 (Registration
                  No. 333-2500-D)).

         4.2      Certificate of Designation of the Series A Preferred Stock.

         4.3 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii).2 to the Registrant's Registration
                  Statement on Form SB-2 (Registration No. 333-2500-D)).

         4.4      Specimen stock certificate representing shares of Series A
                  Preferred Stock.

         4.5      Specimen stock certificate representing shares of Common Stock
                  (incorporated by reference to Exhibit 4.2 to the Registrant's
                  Registration Statement on Form SB-2 (Registration No.
                  333-2500-D)).

         5.1      Opinion of Cooley Godward LLP.

        10.1      Purchase Agreement, dated October 3, 1997, between the
                  Registrant and BT Alex. Brown Incorporated.

        10.2 Registration Rights Agreement, dated October 8, 1997, between the Registrant and BT Alex. Brown Incorporated.

        23.1      Consent of Arthur Andersen LLP.

        23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).

        24        Power of Attorney (included on pages 4 and 5).

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

                  Provided however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (7) (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on December 5, 1997.

                                       BOLDER TECHNOLOGIES, INC.


                                       By: /s/ Daniel S. Lankford
                                           ------------------------------------
                                           Daniel S. Lankford
                                           Chairman of the Board, President
                                             and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL THE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel S. Lankford and Joseph
F. Fojtasek, and each of the them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                            TITLE                             DATE
           ---------                            -----                             ----
/s/ Daniel S. Lankford             Chairman of the Board,                    December 5, 1997
-------------------------------    Chief Executive Officer and Director
         Daniel S. Lankford        (Principal Executive Officer)


/s/ Joseph F. Fojtasek             Chief Financial Officer, Vice President,  December 5, 1997
-------------------------------    Finance and Administration, Treasurer
         Joseph F. Fojtasek        and Secretary (Principal Financial and
                                   Accounting Officer)

/s/ William R. Bottoms             Director                                  December 5, 1997
-------------------------------
         William R. Bottoms

/s/ William D. Connor              Director                                  December 5, 1997
-------------------------------
         William D. Connor

/s/ Carl S. Stutts                 Director                                  December 5, 1997
-------------------------------
         Carl S. Stutts

                                INDEX TO EXHIBITS

        EXHIBIT
        NUMBER                         DESCRIPTION
        -------                        -----------
         4.1      Amended and Restated Certificate of Incorporation of the
                  Registrant (incorporated by reference to Exhibit 3(i).2 to the
                  Registrant's Registration Statement on Form SB-2 (Registration
                  No. 333-2500-D)).

         4.2      Certificate of Designation of the Series A Preferred Stock.

         4.3 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii).2 to the Registrant's Registration
                  Statement on Form SB-2 (Registration No. 333-2500-D)).

         4.4      Specimen stock certificate representing shares of Series A
                  Preferred Stock.

         4.5      Specimen stock certificate representing shares of Common Stock
                  (incorporated by reference to Exhibit 4.2 to the Registrant's
                  Registration Statement on Form SB-2 (Registration No.
                  333-2500-D)).

         5.1      Opinion of Cooley Godward LLP.

        10.1      Purchase Agreement, dated October 3, 1997, between the
                  Registrant and BT Alex. Brown Incorporated.

        10.2 Registration Rights Agreement, dated October 8, 1997, between the Registrant and BT Alex. Brown Incorporated.

        23.1      Consent of Arthur Andersen LLP.

        23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).

        24        Power of Attorney (included on pages 4 and 5).